FOR IMMEDIATE RELEASE	For More Information:
Patrick Lin
plin@processapharma.com
925-683-3218

PROCESSA PHARMACEUTICALS ANNOUNCES UP-LISTING TO OTCQB MARKET

December 6, 2018 – Processa Pharmaceuticals, Inc. (OTCQB: PCSA), a clinical stage biopharmaceutical company developing products to improve the survival and/or quality of life for patients who have high unmet medical need conditions, announced today that its stock has commenced trading on the OTCQB Market (OTCQB) after successfully up-listing from the OTC Pink Market.

The Company believes its listing on the OTCQB will provide enhanced investor benefits including higher reporting standards, greater access to analyst coverage and news services, and more comprehensive compliance requirements.

The OTCQB is considered by the U.S. Securities and Exchange Commission (SEC) as an “established public market” for the purpose of determining the public market price when registering securities for resale with the SEC. The OTC Pink is not considered as such and most broker-dealers will not trade or recommend OTC Pink stocks. Because the OTCQB dramatically increases transparency, reporting standards, management certification and compliance requirements, the majority of broker-dealers trade stocks on the OTCQB. Historically this has resulted in greater liquidity and awareness for companies that reach the OTCQB tier.

“We are very pleased to be trading on the OTCQB as it will provide our shareholders and potential new investors with greater transparency and liquidity in our common stock; will broaden our shareholder base; and will help to generate enhanced exposure of our Company among institutional investors who typically would not invest in Pink Sheet companies,” stated David Young, CEO of Processa Pharmaceuticals.

About Processa Pharmaceuticals, Inc.

Processa Pharmaceuticals, Inc. was founded in 2017 in Hanover, Maryland, with a mission to develop products that can improve the survival and/or quality of life for patients who have a high unmet medical need. The Company acquired the assets of Promet Therapeutics, LLC in October of 2017 and assembled a proven regulatory science development team, management team, and Board of Directors. The Processa drug development team members have been involved with more than 30 drug approvals by the FDA (including drug products targeted to orphan disease conditions) and 100 FDA meetings. PCS-499 represents the first Processa drug that can potentially be used in a number of unmet medical need conditions. For more information, please visit http://www.processapharma.com

Forward-Looking Statements

This release contains forward-looking statements. The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Processa Pharmaceuticals with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.

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